FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
June 1, 2011		CFO
212-716-1977 ext 222

Stuart Goldfarb Named President and CEO of Atrinsic, Inc.

Leading Direct Marketing and Media Executive To Drive Future
Growth of Company

NEW YORK – (June 1, 2011) – Atrinsic, Inc. (NASDAQ: ATRN), a marketer of direct-to-consumer subscription products, including Kazaa (www.kazaa.com) – a digital music subscription service, and owner of an internet search marketing agency, Atrinsic Interactive, announced today that Stuart Goldfarb has been named as its President and Chief Executive Officer, effective immediately.  The announcement was made by Jerome Chazen, Chairman of Atrinsic’s Board of Directors.  Goldfarb has over 20 years’ experience leading operational and strategic change in subscription, direct marketing, ecommerce and media companies.  He has dedicated his career to building successful organizations and shaping innovative business models.  Goldfarb has been a member of Atrinsic’s board since January 2010.

“Stuart’s career achievements in building and growing businesses, particularly with subscription models, have been demonstrated again and again. My fellow Board members and I have worked with Stuart over the past year and a half and we are certain that his outstanding leadership qualities, passion and drive will ensure Atrinsic’s future growth,” said Jerome Chazen.  “We are delighted that he will be building our business and guiding it forward.”

“This is an exciting time for Atrinsic.  I am proud and privileged to have an opportunity to help shape the company at this important juncture,” commented Stuart Goldfarb.  “Atrinsic has a number of strong assets including Atrinsic Interactive, one of the leading internet search marketing agencies.  I also believe that the opportunity Atrinsic now has with Kazaa has never been larger.  The music market is massive; more people consume music than ever before and the music industry is in the midst of a tumultuous revolution. The future of music lies in streaming digital subscription services, and companies that can deliver digital subscription models that really work for music consumers will reap rewards for their shareholders.”

Goldfarb continued, “More people are listening to more music in more places than ever before and the technology for delivering mobile and web based streaming music instantly to listeners everywhere they go is robust.  Importantly, the tools to allow listeners to discover relevant new music based upon algorithmic data, as well as social graph connections, are rapidly developing, and Kazaa is one of only a handful of companies that has license agreements with the record labels that allow it to take full advantage of these opportunities.  I look forward to working with Atrinsic’s dedicated team and industry partners.”

From 2001 – 2009, Goldfarb was President and CEO of Bertelsmann Direct North America (now known as Direct Brands, Inc.), which he built into the world’s largest direct marketer of music, DVDs and books (with over 20 subscription and membership “club” businesses including BMG Music Service, Columbia House, Book-of-the-Month Club, Doubleday Book Club and yourmusic.com), serving over 14 million members with revenues of over $1.2 billion and 2,300 employees, through acquisition, efficient consolidation of operations and introduction of new direct marketing practices to revitalize shrinking legacy businesses.

Earlier in his career with Bertelsmann, Goldfarb was responsible for the Bertelsmann eCommerce Group’s digital distribution and ecommerce activities in the United States, including cdnow.com (leading online retailer of music) and myplay.com (pioneering digital music locker service).  Goldfarb was President and CEO of bol.com, Bertelsmann’s online retailer of books and music doing business in Europe and Asia.  He was a member of the Executive Board of Bertelsmann Direct Group and recipient of the first Bertelsmann Award for Outstanding Entrepreneurial Achievements.

Before joining Bertelsmann, Stuart was Vice Chairman of ValueVision Media Inc., which operates ShopNBC, a cable television home shopping and e-commerce company, which has strategic alliances with NBC and GE. Prior to this, Stuart held a number of executive positions with NBC, including Executive Vice President, Worldwide Business Development.   He was the principal architect of NBC’s strategic alliances with Dow Jones, National Geographic, ValueVision and Polo Ralph Lauren.  He served as Co-Chairman of National Geographic Channels (a joint venture with National Geographic Television) and on the Boards of Ralph Lauren Media (polo.com) and CNBC Europe and Asia.

Stuart is presently on the Boards of Directors of Atrinsic, Inc. (NASDAQ: ATRN) and Vitacost.com (NASDAQ:VITC), a leading online retailer and direct marketer of health and wellness products .  He has a JD from Hofstra University School of Law and a BA from Adelphi University.

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Built around the Kazaa brand, Atrinsic sells entertainment subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allow it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to millions of CD-quality tracks. For a monthly fee users can listen to unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Atrinsic, Inc.
Thomas Plotts, 212-716-1977 ext 222
CFO

Investor contact
John Baldissera
BPC Financial Marketing
800-368-1217
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